Exhibit 10.6

LEASE MODIFICATION AGREEMENT

This Lease Modification Agreement (“Agreement”) is entered into as of October 17, 2013 (the “Effective Date”), by and between OFFICE CITY, INC., an Ohio corporation (“Landlord”), and COMENITY SERVICING LLC, a Texas limited liability company, its successors and assigns (“Tenant").

Recitals

A.            Landlord and Tenant (as successor in interest to ADS Alliance Data Systems, Inc.) entered into that certain Office Lease dated December 24, 1986, as modified by Amendment to Lease dated January 19, 1987, Amendment to Office Lease dated January 19, 1987, Assignment of Lease effective January 20, 1987, Second Amendment to Office Lease dated May 11, 1988, Bill of Sale and Assignment dated May 1, 1989, Third Amendment to Office Lease dated August 4, 1989, Lease Extension dated July 28, 1994, Assignment and Assumption Agreement effective February 1, 1998, Modification of Lease dated August 18, 1999, Letter Agreement (Addendum to Modification of Lease) dated March 6, 2001, Fifth Amendment to Office Lease dated March 29, 2004, Sixth Amendment to Office Lease dated September __, 2007 and that certain letter agreement dated December 12, 2012 (collectively, the “Lease”) for those certain premises consisting of approximately103,161 square feet designated as Storeroom Number 4590 and having an address of4590 East Broad Street, Columbus, Ohio 43213 (the “Premises”), which Premises are situated within the Airport Commerce Park located in the City of Whitehall, County of Franklin and State of Ohio (“Shopping Center”).

B.           The term of the Lease expires January 31, 2014 and Landlord and Tenant desire to extend the term of the Lease for an additional period of five (5) Lease Years.

C.           Landlord and Tenant mutually intend and desire to modify the Lease on and subject to the terms and conditions hereinafter set forth.

Agreement

In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.           As of the Effective Date, the Lease is modified as follows:

a.
Extended Term.  Notwithstanding any contrary provision of the Lease, the term of the Lease is hereby extended for five (5) Lease Years commencing on February 1, 2014 and continuing through January 31, 2019 (such period, the “Extended Term”).  Except as otherwise set forth herein, all the terms, covenants, provisions and conditions set forth in the Lease shall apply during the Extended Term. “Term” as defined in the Lease shall include the Extended Term.

b.
Renewal Option.  Provided Tenant is continuously open and operating its business and has not been in default under this Lease beyond any applicable cure period, Tenant may extend the term of this Lease for an additional period of five (5) Lease Years commencing on February 1, 2019 and continuing through January 31, 2024 (the “Renewal Term”).  The Renewal Term may be exercised by Tenant’s delivery of written notice to Landlord no later than July 31, 2018.  If Tenant fails to so notify Landlord, then this Lease shall expire at the end of the Extended Term and the Renewal Term shall lapse and be of no further force or effect.

c.
Rent.  Any contrary provision of the Lease notwithstanding, Rent for the Extended Term and Renewal Term, as applicable,shall be payable in accordance with the terms of the Lease in the amounts set forth below:

d.
Tenant may, at Tenant’s option and sole cost construct additional parking serving the Premises in the area shown on the attached Exhibit A, attached hereto and made a part hereof (the “Permissible Parking Lot Build Area”), and pursuant to plans approved by Landlord in writing in advance, which approval shall not be unreasonably delayed, withheld or conditioned (the “Parking Lot Work”).  In the event Tenant timely notifies Landlord of such intention and completes the Parking Lot Work within one year after the commencement of the Extended Term, and provided Tenant is not then in default of the terms and provisions of the Lease beyond any applicable notice and cure period, and further provided Tenant has delivered to Landlord the following:  (i) Tenant's affidavit stating that  the Parking Lot Work has been completed in compliance with the Lease, Exhibit A hereto and plans and specifications approved by Landlord, including breakdown of Tenant's final and total construction costs, together with proof, satisfactory to Landlord, of payment thereof; (ii) an affidavit of the contractor(s) performing the Parking Lot Work stating that the Parking Lot

Work has been fully completed in compliance with the Lease, Exhibit A hereto and plans and specifications approved by Landlord and that all subcontractors, laborers and materials suppliers, who supplied materials and/or labor for the Parking Lot Work (whose names and addresses shall be recited in the affidavit) have been paid in full, and that all liens therefor that have been or might be filed have been discharged of record or waived; and (iii) a complete release and waivers of lien executed by said contractor(s); then Tenant shall have the option to require Landlord to, within thirty (30) days thereafter, pay to Tenant, as Landlord's contribution to the Parking Lot Work (“Landlord’s Contribution”), an amount equal to the lesser of (a)    ($   ) and (b) the actual cost of the Parking Lot Work.  In the event Tenant elects to receive Landlord’s Contribution, on the first day of each month of the Extended Term after Tenant’s receipt of Landlord’s Contribution, Tenant shall reimburse Landlord for Landlord’s Contribution, as additional rent, without demand, deductions or set-off, with such amount amortized over the Extended Term at an annual interest rate of    (   %).  Further, in the event this Lease shall be terminated for any reason prior to the natural expiration of the Extended Term, Tenant shall pay Landlord the unpaid portion of Landlord’s Contribution.

e.
Tenant shall be responsible for the repair, maintenance and replacement of all drives and parking areas serving the Premises and depicted as “Tenant Common Area Maintenance” on Exhibit A (provided, however, if Tenant fails to properly maintain and repair the parking areas and drive aisles, and such failure continues for thirty (30) or more days after Tenant receives written notice from Landlord of such failure, then Landlord may perform such work on Tenant’s behalf and at Tenant’s sole cost and expense), and (ii) Tenant shall no longer be responsible for the Common Area Charge set forth in Section 4(c) of the Lease.

3.           As a material inducement to Landlord entering into this Agreement, Tenant certifies to Landlord that to Tenant’s actual knowledge, as of the date hereof:  (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Shopping Center which are not contained herein or in the Lease;  (ii) Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; and  (iii) Tenant has no setoffs, counterclaims or defenses against Landlord under the Lease.

4.           As a material inducement to Tenant entering into this Agreement, Landlord certifies to Tenant that to Landlord’s actual knowledge, as of the date hereof:  (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Shopping Center which are not contained herein or in the Lease;  and (ii) Tenant is not in default in any respect in any of the terms, covenants and conditions of the Lease.

5.           Landlord and Tenant each warrant and represent to each other that there are no claims for brokerage commissions or finders fees in connection with consummating this Agreement, except with respect to  State Street Capital Realty, LLC d/b/a “Casto” (an affiliate of Landlord) (“Broker”) whose commission shall be paid by Landlord pursuant to a separate agreement.  Each party agrees to indemnify and hold the other harmless against any claims for commission or fees arising by reason of a breach by the indemnifying party of the foregoing representation and warranty.

6.           Tenant represents and warrants that it has taken all action necessary to execute and deliver this Agreement, and that this Agreement constitutes the legally binding obligation of Tenant enforceable in accordance with its terms.  Tenant shall save and hold Landlord harmless from any claims, or damages including reasonable attorneys’ fees arising from Tenant’s misrepresentation of its authority to enter into and execute this Agreement. Landlord represents and warrants that it has taken all action necessary to execute and deliver this Agreement, and that this Agreement constitutes the legally binding obligation of Landlord enforceable in accordance with its terms.  Landlord shall save and hold Tenant harmless from any claims, or damages including reasonable attorneys’ fees arising from Landlord’s misrepresentation of its authority to enter into and execute this Agreement.

7.           Capitalized terms not defined herein shall have the definitions given such terms in the Lease.

8.           In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall be deemed operative and any conflicting or inconsistent terms contained in the Lease shall be deemed null and void.  As modified and amended hereby, Landlord and Tenant each ratify and affirm the terms of the Lease.

9.           This Agreement may be executed in counterparts, all of which counterparts shall be deemed originals, all of which counterparts taken together shall constitute a single Agreement, and signature pages of which may be detached from the several counterparts and attached to a single copy of this Agreement to physically form a single document.

WHEREFOR, Landlord and Tenant have executed this Agreement as of the date first set forth above.

LANDLORD:

OFFICE CITY, INC., an Ohio corporation

By: /s/ Don M. Casto, III
Name: Don M. Casto, III
Title: Vice President

LANDLORD’S ACKNOWLEDGMENT

STATE OF OHIO                                           )
COUNTY OF FRANKLIN                             )  ss:

The foregoing was acknowledged before me, a Notary Public, in and for said County, by Don M. Casto, III, who is personally known to me and who is Vice President of Office City, Inc., an Ohio corporation, on behalf of the corporation, this 17th  day of October, 2013.

(notarial seal)
/s/ Juliana Fernandes
Notary Public

TENANT:

COMENITY SERVICING LLC,
A Texas limited liability company

By: /s/ Sallie Komiter
Name: Sallie Komiter
Title: President

TENANT’S ACKNOWLEDGMENT

STATE OF OHIO                                           )
COUNTY OF Franklin                                   )  ss:

The foregoing was acknowledged before me, a Notary Public, in and for said County, by  Sallie Komiter, who is personally known to me, or who has provided valid identification, and who is the President of COMENITY SERVICING LLC, a Texas limited liability company, on behalf of the limited liability company, this 26 day of Sept, 2013.
/s/ Nancy Wiseman
Notary Public
(notarial seal)